Consent of Independent Registered Public Accounting Firm Apyx Medical Corporation Clearwater, Florida We hereby consent to the incorporation by reference in the Registration Statements on Form S8 No.’s 333-195624, 333-207206 and 333-222657 of Apyx Medical Corporation (formerly Bovie Medical Corporation) of our report dated March 31, 2020, relating to the consolidated financial statements, and the effectiveness of Apyx Medical Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Apyx Medical Corporation’s internal control over financial reporting as of December 31, 2019. /s/ BDO USA, LLP Tampa, Florida March 31, 2020 BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms. R-221 (5/19)